UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 14, 2010

Li3 Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-127703	20-3061907
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

Av. Pardo y Aliaga 699 Of. 802
San Isidro, Lima, Peru
(Address of principal executive offices, including zip code)

(51) 1-212-1040
(Registrant’s telephone number, including area code)

Copy to:
Adam S. Gottbetter, Esq.
Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
Phone:  (212) 400-6900
Facsimile:  (212) 400-6901

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Forward-Looking Statements		1
Item 8.01	Other Events	2
	Explanatory Note	2
	Description of Business	3
	Description of Properties	21
	Risk Factors	21
	Management’s Discussion and Analysis of Financial Condition and Results of Operations	34
	Security Ownership of Certain Beneficial Owners and Managment	37
	Directors, Executive Officers, Promoters and Control Persons	40
	Executive Compensation	44
	Certain Relationships and Related Transactions	44
	Market Price of and Dividends on Common Equity and Related Stockholder Matters	45
	Recent Sales of Unregistered Securities	46
	Description of Securities	47
	Legal Proceedings	51
	Indemnification of Directors and Officers	51

Item 9.01	Financial Statements and Exhibits.	52
Signatures		55
Exhibit Index		56

FORWARD-LOOKING STATEMENTS

This report contains “forward-looking statements.”  All statements other than statements of historical facts included in this Quarterly Report on Form 10-Q, including without limitation, statements in this Management’s Discussion and Analysis of Financial Condition and Results of Operations regarding our financial position, estimated working capital, business strategy, the plans and objectives of our management for future operations and those statements preceded by, followed by or that otherwise include the words “believe”, “expects”, “anticipates”, “intends”, “estimates”, “projects”, “target”, “goal”, “plans”, “objective”, “should”, or similar expressions or variations on such expressions are forward-looking statements. We can give no assurances that the assumptions upon which the forward-looking statements are based will prove to be correct. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements, including, but not limited to, our ability to identify appropriate corporate acquisition and/or joint venture opportunities in the lithium mining sector and to establish the technical and managerial infrastructure, and to raise the required capital, to take advantage of, and successfully participate in such opportunities; future economic conditions; political stability; and lithium prices.

Except as otherwise required by the federal securities laws, we disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this Report to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Item 8.01  Other Events

EXPLANATORY NOTE

Li3 Energy, Inc. (the “Company,” “we,” “us,” or “our”) is an exploration stage mining company whose principal focus is identification, acquisition and development of lithium brine properties in the Americas.

We were incorporated on June 24, 2005, in Nevada as Mystica Candle Corp.  We were originally in the business of manufacturing, marketing and distributing soy-blend scented candles and oils, but we could not continue with those business operations because of a lack of financial results and resources.  We have redirected our focus, therefore, towards identifying and pursuing options regarding the development of a new business plan and direction.

In 2008 we engaged in discussions with NanoDynamics, Inc., a Delaware corporation (“NanoDynamics”), regarding a possible business combination with NanoDynamics, and with the permission of NanoDynamics, we changed our name to NanoDynamics Holdings, Inc. to facilitate these discussions.  We determined not to proceed with that business combination, however.

On October 19, 2009, we changed our name to Li3 Energy, Inc., to reflect our plans to focus our business strategy on the energy sector and related lithium mining opportunities in North and South America.

On February 23, 2010, we acquired 100% of the assets of the Loriscota, Suches and Vizcachas Projects located respectively in the Regions of Puno, Tacna and Moquegua, Peru.  These projects consist solely of mineral claims and have, and have had, no operations or revenues.

Prior to this acquisition, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended).  We believe that as a result of the acquisition we have ceased to be a shell company.  Since exiting “shell company” status, we have acquired certain additional assets and agreements, as described in this Current Report.

The information contained in this report, together with the information contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, and our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, as filed with the Securities and Exchange Commission, constitute the current “Form 10 information” necessary to satisfy the conditions contained in Rule 144(i)(2) under the Securities Act of 1933, as amended.

DESCRIPTION OF BUSINESS

Overview

Li3 Energy is an exploration stage mining company whose principal focus is identification, acquisition, and development of lithium brine properties in the Americas.

•
We have closed on the purchase of options to acquire a 100% beneficial interest in association placer mining claims covering up to approximately 60,600 acres in Big Smoky Valley near Tonopah in west central Nevada, USA.

•	We have also acquired mineral claims prospective for lithium and potassium that cover a total area of 19,500 acres in Peru.

•
We have signed a definitive agreement for the purchase of options to acquire an 85% beneficial interest in (a) lithium brine properties covering approximately 70,000 acres in Argentina and (b) salt-mining claims on some of the same salars covering approximately 9,000 acres that may be acquired pursuant to certain options.

•
We have signed a definitive agreement for the purchase of an Argentinean corporation which beneficially owns a one hundred percent (100%) interest in 2,995 acres also situated on promising brine salars in Argentina.

•	We have also signed a letter of intent to purchase options to acquire up to an aggregate 80% interest in eleven lithium brine properties covering 123,000 acres in Chile.

•	In addition, we have signed another letter of intent to acquire mineral claims on approximately 4,250 acres of lithium brine assets in Argentina.

Each of these completed or pending acquisitions is described in more detail below.

In November and December 2009, we raised gross proceeds from private placements of equity of $3,500,000 to fund acquisition, due diligence and initial exploration.

Our strategic plan is to explore and develop our existing projects and to identify additional opportunities and generate new projects with near-term production potential, with the goal of becoming a significant player in the lithium industry.

The Company believes that successful execution of the first phase of its strategic acquisition program will establish Li3 Energy as a major holder of prime lithium brine acreage in Chile, Argentina, Peru and the United States among junior lithium explorers.

Lithium and Lithium Mining

Lithium is the lightest metal.  It is a soft, silver white metal and belongs to the alkali group of elements, which includes sodium, potassium, rubidium, caesium and francium. The chemical symbol for lithium is “Li,” and its atomic number is 3.

Like the other alkali metals, lithium has a single valence electron that is easily given up to form a cation (positively charged ion). Because of this, it is a good conductor of both heat and electricity and highly reactive, though it is the least reactive of the alkali metals.  Lithium possesses a low coefficient of thermal expansion (which describes how the size of an object changes with a change in temperature) and the highest specific heat capacity (a measure of the heat, or thermal energy, required to increase the temperature of a given quantity of a substance by one unit of temperature) of any solid element.

No other metal is as lightweight, better at holding a charge or as good at dissipating heat as Lithium. These properties make lithium an excellent material for manufacturing batteries (lithium-ion batteries).  According to the U.S. Geological Survey’s “Mineral Commodity Summaries 2010,” batteries accounted for 23% of lithium end-usage globally, and we expect demand for lithium from the battery segment to grow along with demand for such batteries.  Although lithium markets vary by location, global end-usage was estimated by the U.S. Geological Survey as follows:  ceramics and glass, 31%; batteries, 23%; lubricating greases, 10%; air treatment, 5%; continuous casting, 4%; primary aluminum production, 3%; and other uses, 24%.  Lithium use in batteries expanded significantly in recent years, because rechargeable lithium batteries are being used increasingly in portable electronic devices and electrical tools.

As mentioned earlier, lithium belongs to the alkali group of metals. This group of metals is typically extracted from solutions called brines, which are associated with evaporite deposits.  Lithium is also contained in the mineral spodumene, which occurs in a rock called pegmatite.  To a lesser extent lithium occurs as a component of certain clay minerals

Historically, and especially during the period leading up to and during World War II, lithium was designated a strategic metal, heavily used in the aircraft industry because it is light and strong. During this period the mineral spodumene (a lithium aluminum silicate) was mined by open pit hard rock mining methods and processed to recover the lithium.  During the post-war period, lithium production from the higher cost hard rock mines was replaced by the lower cost extraction of lithium from the mineral rich brines associated with evaporite deposits. Evaporite deposits occur in environments characterized by arid conditions with extremely high evaporation rates. This environment typically occurs at high altitudes, greater than 12,000 feet above sea level, so evaporite deposits occur in only a very few locations in the world, including China (the province of Qinghai and the Autonomous Region of Tibet); the Puna Plateau, a high altitude plateau covering part of Argentina, Chile, Bolivia and the southern portion of Peru; and in a small region in Nevada, which is the core of what is called the Great Basin of the western United States.  Over 70% of the world’s lithium is produced from the brines associated with the evaporite deposits on the Puna Plateau of South America.

Brine extraction (mining) and the recovery of lithium and other economic compounds is analogous to pumping water from an aquifer, but instead of fresh water, the water contains a variety of mineral salts in solution, including lithium, potassium (K), magnesium (Mg) and sodium (Na).  This form of “mining” is much more efficient, cost effective and environmentally friendly than open pit mining.  Lithium production from spodumene can typically cost in the range of $4,300 to $4,800 per metric ton of lithium carbonate and is a process that is highly sensitive to energy costs.  On the other hand, lithium production from brines can be accomplished at costs in the range of $2,200 to $2,600 per metric ton of lithium carbonate.  However, the processing cost can vary by a wide range, depending largely on:

•	lithium concentration in the particular brine;

•	evaporation rates at the site, which determine how quickly the brine can be concentrated; and

•	the balance of other minerals in the brine, which effects the degree of processing needed to remove impurities.

Lithium in Batteries

Lithium demand is being driven by its increasing use in the batteries of portable consumer electronics, including mobile phones and laptop computers, and in a range of industrial applications including ceramics and lubricants.  The most dramatic increase in demand is being spurred by auto makers racing to bring lithium-ion battery powered and hybrid electric cars to market.

A lithium-ion battery (Li-ion battery) is a type of rechargeable battery in which lithium ions move from the anode (negative terminal) to the cathode (positive terminal) during discharge, and from the cathode to the anode when charging.  Lithium-ion batteries are one of the most popular types of battery, because they have one of the best energy-to-weight ratios, no memory effect (the effect in which certain other rechargeable batteries lose their maximum energy capacity if they are repeatedly recharged after being only partially discharged) and a slow loss of charge when not in use.

Rechargeable battery materials used in electric vehicles include lead-acid (traditional “wet” and gel or “valve regulated”), nickel-cadmium, nickel-metal-hydride, lithium-ion, lithium-ion polymer, and, less commonly, zinc-air and molten salt.  Ideally, a battery for an electric car needs to be light, small, energy dense, quick to recharge, relatively inexpensive, long lasting, and safe.  Today’s electric and hybrid vehicles are primarily powered by nickel-metal-hydride (NiMH) batteries.  NiMH batteries are safe, abuse-tolerant and offer much longer life cycles than older lead-acid batteries, while providing reasonable energy density.   However, NiMH batteries are more expensive than lead-acid batteries, as a result of the high nickel content.

Li-ion batteries have a higher energy density than most other types of rechargeables.  A Li-ion battery can achieve power density of 100-170 watt hours (Wh) per kilogram (kg) of weight, versus NiMH’s 30-80 Wh/kg.  This means that for their size or weight they can store more energy than other rechargeable batteries. Li-ion batteries also operate at higher voltages than other rechargeables, typically about 3.7 volts for Li-ion vs. 1.2 volts for NiMH or NiCd.  This means a single cell can often be used rather than multiple NiMH or NiCd cells.

Finally, Li-ion batteries have a lower self discharge rate than other types of rechargeable batteries.  This means that once they are charged they will retain their charge for a longer time than other types of rechargeable batteries.  NiMH and NiCd batteries can lose anywhere from 1-5% of their charge per day, (depending on the storage temperature) even if they are not installed in a device. Li-ion batteries, on the other hand, can retain most of their charge even after months of storage.

Ideal Brine Conditions

The most important metrics when evaluating lithium brine resources are:

1)	lithium content;

2)	evaporation rate;

3)	magnesium to lithium ratio;

4)	potassium content; and

5)	sulphate to lithium ratio.

The boron content is also important, as it allows for the production of another saleable product, boric acid.

The lithium concentration in the brines is typically measured in parts per million (ppm) or weight percentage. The higher the lithium concentration the better.  However, high local evaporation rates can compensate for lower lithium concentrations.

Providing that lithium contents are high enough, the magnesium to lithium (Mg:Li) ratio is another important chemical feature in assessing favorable brine chemistry and the ultimate economic viability of a site at an early stage.  The lower the ratio the better, as a high ratio means that, during the evaporation process, an increasing amount of lithium will be trapped (“entrained”) in the magnesium salts when they crystallize early.  This will ultimately lead to a lower lithium recovery rate and thus less profitability.  High Mg:Li ratios also generally mean that more soda ash reagent is required during the processing of the brine (as described below) and, therefore, may add significantly to costs.

The potassium (K) concentration in the brines is typically measured as a weight percentage.  The higher the K concentration the better.

The lower the sulphate (SO4) to lithium ratio in the final lithium brine pond, the more the brine will be amenable to lithium extraction via the conventional solar evaporation process.  This is because lithium sulphate (Li2SO4) is highly soluble and so, to the extent that it is able to form, the lithium recovery will suffer.

Key Stages of Lithium Recovery

The most economic way to recover lithium from a salar (a dry lake or salt flat) is by solar evaporation.  However, the process is subject to natural conditions, and the evaporation rate, relative humidity, wind velocity, temperature and brine composition have a tremendous influence on the solar pond requirements and in turn on pumping and settling rates to meet production quotas.

Each lithium recovery process has a unique design based on the concentrations of Li, Na, K, Mg, calcium (Ca) and SO4 in the brine, and, although there may be some similarities, each salar has its own customized methodology for optimum recovery due to the varying ionic concentrations.  Wells are drilled, and the mineral rich brine is pumped to the surface into a series of large shallow ponds of increasing concentration.  As water evaporates, the concentration of minerals in solution increases.  The brine evaporates over an 18-24 month period until it has a sufficient concentration of lithium salts.  At that point, the concentrate is shipped by truck or pipelined to processing plants where it is converted to usable salt products.  In the plant, sodium carbonate (soda ash) is added to precipitate lithium carbonate, which is dried and shipped to end users to be further processed into pure lithium metal.  The by-products such as potassium chloride (potash), sodium borate (borax) and other salts may also be recovered and sold to end users.

The primary reagents used to produce lithium from brine are lime and soda ash. Both substances are natural materials, commonly used in many processes and have no detrimental environmental effect when used properly. Other than solar energy, only minor amounts of fuels are consumed in the production process (pumping the brines into the ponds, etc.).

Potentially economic salts produced from the salar brine are NaCl, carnallite, sylvinite and bischoffite, as well as the final end-point brine.  The chemical pond to pond process from the brine feed from the salar to the end-point brine ready for the processing plant is as follows:

•
Calcium Chloride (CaCl2) is added at the beginning in the first pond in order to precipitate out most of the sulphate (SO4) in the form of gypsum (CaSO4).  Removal of the sulphate is important, as it is detrimental in downstream processing.  Furthermore, the gypsum itself has multiple uses from agriculture to construction.

•
In the next two ponds and after solar evaporation, sylvinite will begin to precipitate, which is a combination of table salt and potash (KCl).  The sylvinite can be harvested and sent to a froth flotation circuit to produce potash.

•
Finally, the sequential ponding process moves to the lithium ponds until the end-point brine is sufficiently rich in lithium.  The lithium is still largely in the final ponds, because it is extremely soluble (likes to stay dissolved in solution), although there will be some lithium entrained in Mg and K salts in previous ponds.

Global Market

We believe that the lithium mining industry is just under $1 billion in market size in terms of annual sales of lithium carbonate, and is characterized by a high degree of geographic and corporate concentration. In 2008, Chile produced 46% of the lithium carbonate worldwide, while Argentina and Australia produced 14% and 23%, respectively.

At the World Lithium Supply and Markets 2009 conference in Santiago, Chile, the world’s top three lithium producers, Sociedad Quimica y Minera de Chile SA (“SQM”), Chemetall Lithium and FMC Lithium, along with research groups TRU Group and Roskill, presented an outlook for lithium. According to the forecast, world lithium demand is expected to grow as much as three-fold in just over ten years. Growth is driven by secondary (rechargeable) batteries and electric vehicle (EV) batteries. Current demand for lithium, measured as lithium carbonate equivalent (LCE), is around 110,000 metric tons per annum (tpa).  This is expected to rise to around 250,000 to 300,000 tpa in 2020 driven by rechargeable batteries and EV batteries, according to the outlook.  Lithium carbonate is approximately 18.9% lithium by weight, so each metric ton of LCE includes approximately 189 kilograms of lithium.

As part of the American Recovery and Reinvestment Act of 2009, the U.S. Department of Energy funded $2.4 billion in grants to accelerate the development of United States manufacturing capacity for batteries and electric-drive components and for the deployment of electric-drive vehicles. The grants, designed to help launch an advanced battery industry in the United States, represent the single largest investment in advanced battery technology for hybrid and electric-drive vehicles ever made. Lithium-ion battery technology figured prominently in the grant awards, with approximately $940 million in grant money received by lithium battery materials suppliers, lithium battery manufacturers and a lithium battery recycler.  While we do not expect to receive any of this grant money directly, we believe that it may positively influence demand for lithium, generally.

According to the U.S. Geological Survey (USGS), Chile is the leading lithium producer in the world. Argentina, China, and the United States are also major producers.  The 2010 edition of the USGS Mineral Commodity Summaries gives the following estimated world lithium mine production and reserves (in metric tons of lithium content), including the footnoted information:

	Mine production				Reserves[1]
	2008		2009 (est.)
United States	Withheld		Withheld		38,000
Argentina	3,170		2,200		800,000
Australia	6,280		4,400		580,000
Brazil	160		110		190,000
Canada	690		480		180,000
Chile	10,600		7,400		7,500,000
China	3,290		2,300		540,000
Portugal	700		490		Not available
Zimbabwe	500		350		23,000
World total (rounded)	325,400	[2]	318,000	[2]	9,900,000

Identified lithium resources3 total 2.5 million metric tons in the United States and approximately 23 million metric tons in other countries. Among the other countries, identified lithium resources for Bolivia and Chile total 9 million metric tons and in excess of 7.5 million metric tons, respectively. Argentina and China each contain approximately 2.5 million metric tons of identified lithium resources.

1
Reserves means that part of the reserve base which could be economically extracted or produced. The term reserves need not signify that extraction facilities are in place and operative. Reserves include only recoverable materials. The reserves base is that part of an identified resource that meets specified minimum physical and chemical criteria related to current mining and production practices, including those for grade, quality, thickness, and depth. The reserve base is the in-place demonstrated (measured plus indicated) resource from which reserves are estimated. It may encompass those parts of the resources that have a reasonable potential for becoming economically available within planning horizons beyond those that assume proven technology and current economics. The reserve base includes those resources that are currently economic (reserves), marginally economic (marginal reserves), and some of those that are currently subeconomic (subeconomic resources).

2	Excludes U.S. production.

3
Identified resources are resources whose location, grade, quality, and quantity are known or estimated from specific geologic evidence. Identified resources include economic, marginally economic, and subeconomic components.

Our Projects

Nevada

On March 12, 2010, pursuant to an Asset Purchase Agreement, dated as of February 16, 2010 (the “Nevada APA”), with Next Lithium Corp., an Ontario corporation, and Next Lithium (Nevada) Corp., a Nevada corporation (together, “Next Lithium”), we purchased all of Next Lithium’s interests in and rights under (a) an agreement dated October 30, 2009 (the “CSV, LM and MW Option Agreement”), pursuant to which Geoxplor Corp, a Nevada corporation (“Geoxplor”), has granted to Next Lithium the sole, exclusive and irrevocable right and option (the “CSV, LM and MW Option”), exercisable in the manner described in the CSV, LM and MW Option Agreement, to acquire a 100% beneficial interest in the placer mining claims known as the CSV Placer Mineral Claims, LM Placer Mineral Claims and MW Placer Mineral Claims; and (b) an agreement dated October 30, 2009 (the “BSV Option Agreement,” and, together with the CSV, LM and MW Option Agreement, the “Option Agreements”), pursuant to which Geoxplor has granted to Next Lithium the sole, exclusive and irrevocable right and option (the “BSV Option,” and, together with the CSV, LM and MW Option, the “Options”), exercisable in the manner described in the BSV Option Agreement, to acquire a 100% beneficial interest in the placer mining claims known as the BSV Placer Mineral Claims; as well as all associated rights and records.

Upon our becoming the owner of a 100% interest in the CSV Placer Mineral Claims, LM Placer Mineral Claims and MW Placer Mineral Claims, in accordance with the CSV, LM and MW Option Agreement, we shall pay Geoxplor a 3.0% net smelter return royalty on the proceeds from production of all ores, minerals, metals, concentrates and mineral resources (an “NSR”) derived from mining operations on the related properties.  We may, at any time after the date of grant of the NSR and up to the date of commencement of commercial production on such properties, purchase all or any portion of such NSR from Geoxplor for $3 million or the applicable portion thereof.  Similarly, upon our becoming the owner of a 100% interest in the BSV Placer Mineral Claims, in accordance with the BSV Option Agreement, we shall pay Geoxplor a 3.0% NSR derived from mining operations on the related properties.  We may, at any time after the date of grant of the NSR and up to the date of commencement of commercial production on such properties, purchase all or any portion of such NSR from Geoxplor for $3 million or the applicable portion thereof.

The CSV Placer Mineral Claims, LM Placer Mineral Claims, MW Placer Mineral Claims and BSV Placer Mineral Claims (the “Nevada Claims”) cover up to approximately 60,600 acres in Big Smoky Valley near Tonopah in west central Nevada.  Below are maps showing the location of the Nevada Claims.

IDAHO
OREGON
McDermitt
Winnemucca
Wells
Elko
Battle Mountain
UTAH
Lovelock
NEVADA
Sparks
Reno
Carson City
Austin
Eureka
Ely
Big Smoky Valley
Lithium Project
Hawthorne
Tonopah
YOSEMITE NATIONAL PARK
Caliente
KINGS CANYON NATIONAL PARK
ARIZONA
Beatty
Indian Springs
SEQUOIA NATIONAL PARK
Overton
Las Vegas
Henderson

Mineral deposit properties in Nevada are located either by lode or placer claims.

Mineral deposit properties subject to lode claims include classic veins or lodes having well-defined boundaries in rock. They also include other rock in-place bearing valuable minerals and may be broad zones of mineralized rock.

Mineral deposit properties subject to placer claims include all those deposits not subject to lode claims. Originally, these included only deposits of unconsolidated materials, such as sand and gravel, containing free gold or other minerals.

During the 1970’s and 1980’s, the United States Geological Survey (“USGS”) carried out a series of regional reconnaissance geological programs, including sampling and drilling in Big Smoky Valley. As part of the USGS drill program, one hole was drilled on the property covered by the Nevada Claims and a second hole was drilled a short distance west. Both holes were reported to have intersected geochemically anomalous concentrations of lithium in the brines, with grades up to 365 parts per million. The exact location of these holes cannot be confirmed, and as the reconnaissance program was designed to obtain regional geologic information, the focus was geology not the intersection of aquifers, which may or may not contain brine. However, these holes did confirm that the geologic setting of the Big Smoky Valley is the same as the adjacent valley hosting the Silver Peak Lithium brine mine operated by Chemitall. Gravity surveys over the region also confirmed the existence of various structures that may have created a favorable environment, which potentially could host commercially viable lithium-rich brines. To date, however, we have no systematic brine sampling on the Li3 properties in Big Smoky Valley.

Under the terms of the Nevada APA, we acquired the Options and associated rights in exchange for 4,000,000 restricted shares of our common stock.  The Nevada APA contains customary representations, warranties and indemnifications by Next Lithium.  2,500,000 of these shares of our common stock will be held in escrow for one year against any indemnifiable liabilities that may arise.  If the shares of our common stock retained by Next Lithium cannot be resold under Rule 144 under the Securities Act of 1933 without restriction at any time following the 13th month after closing due to our status as a former “shell” company and our failure to file required reports with the Securities and Exchange Commission, and not because of any fault of Next Lithium, then we must register such shares for resale under the Securities Act.

Also on February 16, 2010, we, Next Lithium and Geoxplor entered into (a) an amendment to each of the Option Agreements and (b) a consent to assignment, in which Geoxplor consented to the assignment of the Option Agreements by Next Lithium to us.

Under the CSV, LM and MW Option Agreement, as amended, we paid to Geoxplor $311,607 on the closing of the acquisition under the Nevada APA, subject to a $50,000 hold back for a period of 12 months, conditioned on registration of all of the CSV Placer Mineral Claims, LM Placer Mineral Claims and MW Placer Mineral Claims. For each such claim (other than certain claims that are lode claims and certain claims that are on land withdrawn by the Secretary of the Interior for a solar energy study area) that is unable to be registered for any reason prior to the end of such period, $500 will be forfeited by Geoxplor out of the $50,000 hold back.  In addition, on the closing of the acquisition under the Nevada APA, Next Lithium assigned to Geoxplor 500,000 of the 4,000,000 restricted shares of our common stock received by Next Lithium under the Nevada APA.  These 500,000 shares assigned to Geoxplor will carry “piggyback” registration rights until the earlier of: (a) February 16, 2012 or (b) the date on which all such shares may immediately be sold under Rule 144 during any ninety- (90-) day period.

Under the BSV Option Agreement, as amended, we were required to pay to Geoxplor $100,000 on April 30, 2010.   In addition, on the closing of the acquisition under the Nevada APA, Next Lithium assigned to Geoxplor 1,000,000 of the 4,000,000 restricted shares of our common stock received by Next Lithium under the Nevada APA.  These 1,000,000 shares assigned to Geoxplor carry “piggyback” registration rights until the earlier of: (a) February 16, 2012 or (b) the date on which all such shares may immediately be sold under Rule 144 during any ninety- (90-) day period.

We have begun the permitting process for an exploration program, expect to begin the program in the second half of calendar year 2010, and anticipate that such program will include surface sampling, regional and detailed seismic surveys, and diamond drilling and pumping tests. We estimate that the exploration program will yield preliminary results by the end of calendar year 2010.

Peru

On February 23, 2010, we acquired 100% of the assets of the Loriscota, Suches and Vizcachas Projects located respectively in the Regions of Puno, Tacna and Moquegua, Peru, from a private owner. The aggregate purchase price for these assets was $50,000.

These projects are prospective for lithium and potassium and comprise nine mineral claims that cover a total area of 19,500 acres at an elevation of 14,000 feet (approximately 4,300 meters) above sea level. The projects are in recently reinterpreted areas previously studied by the Peruvian Mining Ministry in 1981, whose survey concluded that the projects contain high lithium and potassium values. Subsequent to the Mining Ministry’s survey, preliminary sampling was conducted on these projects and found to contain similar lithium values reported in the evaporite deposits in the southern parts of the Puna, some of which are currently under development for commercial production.

We believe that these Peruvian projects have excellent exploration and resource potential given the encouraging result of the reconnaissance work completed by the Peruvian Mining Ministry. However, to date there has been no systematic brine sample reported on the prospective Li3 properties in Peru.

The maps below show the project area and the locations of the Loriscota, Suches and Vizcachas mineral claims.

Chile

We have signed a letter of intent to acquire the assets of Puna Lithium Corporation (“Puna”). Puna has an option to acquire up to an aggregate eighty percent (80%) interest in nine salars covering 123,000 acres on the Puna Plateau of Chile, including the Salar de Atacama where SQM currently has two large production facilities, one producing lithium carbonate and lithium hydroxide and the other producing potassium sulphate and boric acid. The Salar de Atacama currently contains the highest economic lithium concentrations known in the world as well as some of the lowest processing costs due to its low magnesium content, high evaporation rates and ability to operate year round.

To date there has been no systematic brine sample reported on the prospective Li3 properties in Chile

The transaction is subject to legal and financial due diligence by us and negotiation of definitive documentation. The letter of intent contains, and any definitive agreement will likely contain, customary exclusivity provisions and other conditions to closing. There can be no assurance that this transaction will be consummated.

The map below shows the location of our prospective lithium properties in Chile as the red shaded areas.

Argentina

(A) Puna Lithium Transaction

Pursuant to an Assignment Agreement dated as of March 12, 2010 (the “Assignment Agreement”), we purchased all Puna’s interests in and rights under a letter of intent dated November 23, 2009, as amended (the “Letter of Intent”), entered into by and among Puna, Lacus Minerals S.A., an Argentinean corporation ("Lacus"), and the shareholders of Noto Energy S.A. ("Noto" and “Noto Shareholders,” as applicable).

After the assignment of the Letter of Intent under the Assignment Agreement, on March 12, 2010, we entered into a certain Master Option Agreement with Lacus (the “Master Option Agreement”), for the acquisition of three options (collectively, the “Options”), exercisable in the manner described in the Master Option Agreement, to acquire up to an aggregate of eighty-five percent (85%) interest in: (a) approximately 70,000 acres situated on prospective brine salars in Argentina, known as Rincón, Centenario and Pocitos (the “Master Lacus Properties”); and (b) salt-mining claims on approximately 9,000 additional acres in Areas of Mutual Interest (as defined below) on some of those same salars (the “Third Parties Properties” and, together with the Master Lacus Properties, the “Lacus Properties”) that may be acquired upon exercise of two options (collectively, the “Third Parties Options”).

Also on March 12, 2010, we entered into a certain Share Purchase Agreement with the Noto Shareholders (the “Share Purchase Agreement”) for the acquisition of one hundred percent (100%) of the issued and outstanding shares of Noto, an Argentinean corporation which beneficially owns a one hundred percent (100%) interest over 2,995 acres also situated on promising brine salars in Argentina, known as Cauchari (the “Noto Properties” and, together with the Lacus Properties, the "Properties").

These Properties are located mid-way between SQM’s producing brine mines on Salar de Atacama in Chile and FMC’s producing mine on Hombre Muerto Salar in Argentina, the fifth largest lithium producer in the world.

Under the Assignment Agreement, we acquired the Letter of Intent and associated rights in exchange for 8,000,000 restricted shares of our common stock, which payment is subject – among other customary conditions – to closing under the Master Option Agreement. The Assignment Agreement contains customary representations, warranties and indemnifications by Puna. If the shares of our common stock retained by Puna cannot be resold under Rule 144 under the Securities Act of 1933 without restriction at any time following the 13th month after closing due to our status as a former “shell” company and our failure to file required reports with the Securities and Exchange Commission, and not because of any fault of Puna, then we must register such shares for resale under the Securities Act. Moreover, the shares to be granted to Puna will carry “piggyback” registration rights until the earlier of: (a) Mach 12, 2012 or (b) the date on which all such shares may immediately be sold under Rule 144 during any 90-day period.

Under the Master Option Agreement, we would acquire on closing, the Options for an aggregate amount of $700,000 and the obligation to complete a minimum of $3.7 million in work commitments in respect to the Master Lacus Properties through the one year anniversary of the closing date. The Master Option Agreement contains customary representations, warranties and indemnifications by Lacus, and closing thereunder is subject to customary conditions to closing, which is expected to occur on or prior to June 10, 2010. There can be no assurance, however, that the closing will occur.

Provided that we successfully acquire and maintain the Options, they will give us the rights, respectively: (i) subject to certain conditions, to acquire (the “First Option”), within 30 days of our delivery of the Feasibility Plan (as defined in the Master Option Agreement) to Lacus (which is due no later than 18 months after the closing), a 55% beneficial interest in and to the Lacus Properties in exchange for $650,000 and the grant to Lacus of a 45% beneficial interest in any other acreage consisting of lithium and potash mining properties which are in an early stage of exploration outside of the Master Lacus Properties but within the Centenario, Pocitos and Rincón Salars (any “Area of Mutual Interest”), including without limitation the Third Parties Lacus Properties; (ii) subject to certain conditions, to acquire, within 60 days of our delivery of the Feasibility Study (as defined in the Master Option Agreement) to Lacus, an additional 20% beneficial interest in the Master Lacus Properties and any Areas of Mutual Interest in exchange for $2.2 million; and (iii) subject to certain conditions, to acquire, within 30 days of our providing certain evidence of sufficient financing to commence Commercial Production (as defined in the Master Option Agreement), an additional 10% beneficial interest in the Master Lacus Properties and any Areas of Mutual Interest in exchange for $5 million. Pursuant to the Master Option Agreement, we are responsible to pay all future payments scheduled to be made by Lacus under the Third Parties Options, which will amount to approximately $300,000 over the next 12 months and another $600,000 over the six months immediately thereafter, unless and until the Executive Committee, consisting of one member nominated by us and one by Lacus, determines not to exercise the Third Parties Options. In the event the First Option is terminated without our exercising it, we will be required to transfer our entire interest in any Areas of Mutual Interest to Lacus on a sunk cost basis and take certain other actions in connection with the transfer of operational control of the prospects from us to Lacus.

Under the Share Purchase Agreement, we would acquire on closing, one hundred percent (100%) of the issued and outstanding shares of Noto, for an aggregate of $300,000. The Share Purchase Agreement contains customary representations, warranties and indemnifications by Noto Shareholders, and closing thereunder is subject – among other customary conditions to closing – to closing under the Master Option Agreement.

(B) Rincón South Transaction

In addition to the Puna Lithium transaction referred to above, we have signed a letter of intent dated as of January 28, 2010, with a private Argentinean company to acquire additional lithium brine assets in the Puna region of Argentina. The prospective location, known as the Rincón South Property (“Rincón South”), covers approximately 4,250 acres, comprising 18 claims on the southern portion of the Salar de Rincón, located adjacent to an advanced lithium brine pumping and production project owned by The Sentient Group, and which was previously developed by Rincón Lithium Limited, a subsidiary of Admiralty Resources NL, of Australia. The proposed Rincón South transaction is subject to our geological, engineering, legal and financial due diligence. The letter of intent contains, and any formal agreement will likely contain, customary exclusivity provisions and other conditions to closing.

The map below shows the location of our prospective lithium properties in Argentina as the red shaded areas.

PROPERTIES IN ARGENTINA

BOLIVIA
CHILE
ARGENTINA
Salar de Ascotán
Salar de Tari
Salar del Miraje
Calama
San Pedro de Atacama
Salar de Pujsa
Salar de Atacama
Salar de Aguas Calientes
Salar Verónica
Salar de Talar
Salar de Imilac
Salar de Punta Negra
Salar de Pedernales
Salar de Maricunga
La Quiaca
Laguna de Vilama
Abra Pampa
Coranzuli
Jama
Laguna Guayatayoc
Humahuaca
Susques
Olaroz - Cauchari
Salinas Grandes
Purmamarca
Rincón
San Antonio de Los Cobres
Jujuy
Taca Taca
Pocitos
Pastos Grandes
Tolar Grande
Arizaro
Pozuelos
Centenario
Guemes
Salta
Llullaillaco
Ratones
Rio Grande
Diablillos
Hombre Muerto
Laguna Caro
Antofalla
Antofagasta de La Sierra
Cafayate
El Peñon
San Miguel de Tucumán
0
50
100 Km
N

There has been no systematic brine sample reported on our prospective Centenario, Pocitos, Cauchari and Rincón properties. However, over the years reconnaissance brine sampling by various parties indicates that these salars contain elevated assays of lithium, potassium, magnesium and boron.   Statistically, these results are not sufficient to determine the resource potential of the salars; however, the results are significant in that they provide strong support that further exploration is warranted to define the resource potential of each salar.

In April 2010, we launched our lithium exploration program on the Properties. This results-driven exploration is expected to include brine sampling, a reflective seismic survey, drilling, pumping, hydro-geological and evaporation tests followed by the preparation of a preliminary economic assessment on properties of merit.

Competition

We are a mineral resource exploration company. We compete with other mineral resource exploration companies for financing, personnel and equipment and for the acquisition of mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and/or development. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

Compliance with Government Regulation

We are committed to complying with and are, to our knowledge, in compliance with, all governmental and environmental regulations applicable to our company and our properties. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. We cannot predict the extent to which these requirements will affect our company or our properties if we identify the existence of minerals in commercially exploitable quantities. In addition, future legislation and regulation could cause additional expense, capital expenditure, restrictions and delays in the exploration of our properties.

Research and Development Expenditures

We have incurred no research and development expenditures over the last fiscal year and do not anticipate significant future research and development expenditures.

Employees

We currently have five part-time employees, including our Chief Executive Officer, and we engage several consultants, including our Interim Chief Financial Officer.

We engage contractors from time to time to consult with us on specific corporate affairs or to perform specific tasks in connection with our exploration programs.

Subsidiaries

We currently have one subsidiary, Li3 Energy Peru SRL, through which we hold our Peruvian assets, and we are in the process of forming an Argentine subsidiary to hold our Argentine assets.

Intellectual Property

We do not own, either legally or beneficially, any patent or trademark nor any material license, and are not dependent on any such rights.

DESCRIPTION OF PROPERTIES

The information set forth above under “Business” relating to the Company’s properties is incorporated herein by reference.

We sublease approximately 800 square feet of office space in Lima, Peru from Loreto Resources Corporation, a Nevada Corporation whose Chief Executive Officer and Interim Chief Financial Officer are also our Chief Executive Officer and Interim Chief Financial Officer. Our sublease payments are at Loreto Resources Corporation’s cost in proportion to our share of the total space, and will total $20,764 for 2010. The lease provides for a three percent annual rent increase and expires on September 30, 2011.

RISK FACTORS

An investment in shares of our common stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this Report. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our common stock would likely decline and our stockholders may lose all or a portion of their investments in us. Only those investors who can bear the risk of loss of their entire investment should consider investing in our common stock.

RISKS RELATED TO OUR BUSINESS AND FINANCIAL CONDITION

We are an exploration stage company and have minimal current revenues. Our business plan depends on our ability to explore for and develop mineral reserves and place any such reserves into extraction. Because we have a limited operating history, it is difficult to predict our future performance.

Although we were formed in June 2005, we have been and continue to be an exploration stage company. Therefore, we have limited operating and financial history available to help potential investors evaluate our past performance and the risks of investing in us. Moreover, our limited historical financial results may not accurately predict our future performance. Companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. As a result of the risks specific to our new business and those associated with new companies in general, it is possible that we may not be successful in implementing our business strategy.

We have generated no revenues to date and do not anticipate generating any revenues for the foreseeable future. Our activities to date have been limited to capital formation, organization, and development of our business. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our success is significantly dependent on a successful exploration, mining and production program. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate exploitable quantities of mineral resources or operate on a profitable basis. We are in the exploration stage and potential investors should be aware of the difficulties normally encountered by enterprises in the exploration stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our Company.

The proposed transactions discussed in this Report that have not been consummated are subject to various conditions and/or further agreement among the parties, and may ultimately not be consummated on the terms described herein, or at all.

We discuss in this Report certain proposed transactions that have not yet been consummated, including letters of intent and definitive purchase agreements to acquire mineral interests. There can be no assurance that any such letter of intent will progress to definitive agreements or that the conditions to closing of any such definitive agreement will be satisfied and a closing held. For reasons that may be within or beyond our control, such transactions may never come to fruition. Nonetheless, we spend funds and management’s attention on pursuing such transactions which may materially adversely affect our liquidity and results of operations.

All of our properties are in the exploration stage. Investment in exploration projects increases the risks inherent in our mining activities. There is no assurance that we can establish the existence of any mineral resource on any of our properties in commercially exploitable quantities, and our mining operations may not be successful.

We have not established that any of our mineral properties contains any meaningful levels of mineral reserves. There can be no assurance that that future exploration and mining activities will be successful.

A mineral reserve is defined by the SEC in its Industry Guide 7 (which can be viewed at http://www.sec.gov/divisions/corpfin/forms/industry.htm#secguide7) as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. There can be no assurance that we will ever establish any mineral reserves.

Even if we do eventually discover a meaningful mineral reserve on one or more of our properties, there can be no assurance that we will be able to develop our properties into producing mines and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines. Furthermore, we cannot be sure that an overall exploration success rate or extraction operations within a particular area will ever come to fruition and, in any event, production rates inevitably decline over time.The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the resource to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral resource unprofitable.

We have limited financial resources and may not be able to fund our anticipated exploration activities. If we are unable to fund our exploration activities, our potential profitability will be adversely affected.

Our anticipated exploration activities may require financial resources in excess of our current working capital. If we are not able to finance our exploration activities, then we will be unable to identify commercially exploitable resources even if present on our properties. If we fail to adequately support our exploration activities, it could have a material adverse effect on our results of operations and the market price of our shares. There can be no assurance that capital will be available to us when needed, on favorable terms or at all.

Mineral operations are subject to applicable law and government regulation. Even if we discover a mineral resource in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral resource.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to remain in compliance. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

If we establish the existence of a mineral resource on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we are unable to obtain additional funding, our business operations will be harmed and if we do obtain additional financing, existing shareholders may suffer substantial dilution.

If we do discover mineral resources in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the resource, develop processes to extract it and develop extraction and processing facilities and infrastructure. Although we may derive substantial benefits from the discovery of a major deposit, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis.

We have raised some capital to date, including through the sale of equity securities, but we currently do not have any contracts or firm commitments for additional financing. There can be no assurance that additional financing will be available in amounts or on terms acceptable to us, if at all. An inability to obtain additional capital would restrict our ability to grow and could diminish our ability to continue to conduct our business operations. If we are unable to obtain additional financing, we will likely be required to curtail exploration and development plans and possibly cease operations. Any additional equity financing may involve substantial dilution to then existing shareholders.

Newer battery and/or fuel cell technologies could decrease demand for lithium over time.

Many materials and technologies are being researched and developed with the goal of making batteries lighter, more efficient, faster charging and less expensive. Some of these technologies could be successful and could impact demand for lithium batteries in personal electronics, electric and hybrid vehicles and other applications. Advances in nanotechnology, in particular, offer the prospect of significantly better batteries in the future. For example, researchers at Stanford University have recently demonstrated ultra-lightweight, bendable batteries and supercapacitors made from paper coated with ink made of carbon nanotubes and silver nanowires; the material charges and discharges very quickly, making it potentially especially useful in hybrid and electric vehicles, which need rapid power for acceleration and would benefit from quicker charging than is available with current technologies. We cannot predict which new technologies may ultimately prove to be commercializable and on what time horizon. While lithium battery technology is currently among the best available for electronics, vehicles and other applications, commercialized battery technologies that offer superior weight, capacity, charging time and/or cost could significantly adversely affect the demand for lithium in the future and thus could significantly adversely impact our prospects and future revenues.

Mineral exploration and development is subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which could have an adverse impact on our Company.

Mineral exploration, development and production involve many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if we discover a mineral resource in commercially exploitable quantity, our operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material adverse impact on our Company.

Lithium prices are subject to dramatic and unpredictable fluctuations.

We expect to derive revenues, if any, either from the sale of our mineral resource properties or from the extraction and sale of lithium ore. The price of those commodities has fluctuated widely in recent years, and is affected by numerous factors beyond our control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of base and precious metals, and therefore the economic viability of any of our exploration properties and projects, cannot accurately be predicted.

Market conditions deteriorated for lithium-based products in 2009. Among other things:

•	sales volumes for the major lithium producers were reported to be down between 15% and 42% by mid-2009;

•	consumption by lithium end-use markets for batteries, ceramics and glass, grease, and pharmaceuticals all decreased;

•	a major spodumene producer in Canada closed its mine owing to market conditions; and

•	the leading lithium producer in Chile announced it would lower its lithium prices by 20% in 2010.

There can be no assurance that market conditions will rebound in the near term or ever, or that they will not deteriorate further.

The mining industry is highly competitive, and we face competition from many established domestic and foreign companies.  We may not be able to compete effectively with these companies.

The markets in which we operate are highly competitive.  The mineral exploration, development, and production industry is largely un-integrated.  We compete against numerous well-established national and foreign companies in every aspect of the mineral mining industry.  Some of our competitors have longer operating histories and greater technical facilities, and significantly greater recognition in the market and financial and other resources, than we.  We may not compete effectively with other exploration companies in locating and acquiring mineral resource properties, and customers may not buy any or all of the mineral products that we expect to produce.

Because we are small and do not have much capital, we may have to limit our exploration and developmental mining activity which may result in a loss of your investment.

Because we are a small exploration stage company and do not have much capital, we must limit our exploration and production activity.  As such, we may not be able to complete an exploration program that is as thorough as we would like.  In that event, existing reserves may go undiscovered.  Without finding reserves, we cannot generate revenues and you may lose any investment you make in our shares.

Compliance with environmental and other government regulations could be costly and could negatively impact production.

Our operations are subject to numerous federal, state and local laws and regulations governing the operation and maintenance of our facilities and the discharge of materials into the environment or otherwise relating to environmental protection.  These laws and regulations may:

•	require that we acquire permits before commencing extraction operations;

•	restrict the substances that can be released into the environment in connection with mining and extraction activities;

•	limit or prohibit mining activities on protected areas such as wetland or wilderness areas; and

•	require remedial measures to mitigate pollution from former operations, such as dismantling abandoned production facilities.

Under these laws and regulations, we could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties.  We do not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost, and we do not maintain any such insurance.  Also, we do not believe that insurance coverage for the full potential liability that could be caused by sudden and accidental environmental damages is available at a reasonable cost.  Accordingly, we may be subject to liability or we may be required to cease production (subsequent to any commencement) from properties in the event of environmental damages.

We may be unable to amend the mining claims that we are seeking to acquire to cover the primary minerals that we plan to develop.

Our business plan revolves around acquisition, exploration and development of lithium brine properties.  However, we may pursue this goal by acquiring salt-mining claims and/or options or other interests in salt-mining claims (for example, the Third Parties Options) or other types of claims, that we intend to seek to have amended to cover lithium extraction.  There can be no assurance that we will be successful in amending any such claims timely, economically or at all.

We may have difficulty managing growth in our business.

Because of the relatively small size of our business, growth in accordance with our long-term business plans, if achieved, will place a significant strain on our financial, technical, operational and management resources.  As we increase our activities and the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical, operational and management resources.  The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of required personnel could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

If we are unable to keep our key management personnel, then we are likely to face significant delays at a critical time in our corporate development and our business is likely to be damaged.

Our success depends upon the skills, experience and efforts of our management and other key personnel, including our Chief Executive Officer.  As a relatively new company, much of our corporate, scientific and technical knowledge is concentrated in the hands of a few individuals.  We do not have employment agreements with any of our employees, including our Chief Executive Officer.  Nor do we maintain key-man life insurance on any of our management or other key personnel.  The loss of the services of one or more of our present management or other key personnel could significantly delay our exploration and development activities as there could be a learning curve of several months or more for any replacement personnel.  Furthermore, competition for the type of highly skilled individuals we require is intense and we may not be able to attract and retain new employees of the caliber needed to achieve our objectives.  Failure to replace key personnel could have a material adverse effect on our business, financial condition and operations.

Each of our Chief Executive Officer and our Interim Chief Financial Officer has other substantial business activities that limit the amount of time that he can devote to managing our business.

Our Chief Executive Officer, Luis Saenz, currently serves as the President of another publicly traded company – Loreto Resources Corporation – and our Interim Chief Financial Officer, Eric E. Marin, currently serves as the Interim Chief Financial Officer of that same company.  Accordingly, these officers are only able to devote a portion of their time to our activities.  This may make it more difficult for our management to respond quickly and completely to challenges and opportunities that we may encounter, may limit our ability to timely consummate strategic transactions and may have an adverse effect on our results of operations.

Difficult conditions in the global capital markets may significantly affect our ability to raise additional capital to continue operations.

The ongoing worldwide financial and credit upheaval may continue indefinitely.  Because of reduced market liquidity, we may not be able to raise additional capital when we need it.  Because the future of our business will depend on our ability to explore and develop the mineral resources on our existing properties and the completion the acquisition of one or more additional mineral resource properties for which, most likely, we will need additional capital, we may not be able to complete such development and acquisition projects or develop or acquire revenue producing assets.  As a result, we may not be able to generate income and, to conserve capital, we may be forced to curtail our current business activities or cease operations entirely.

Being a public company has increased our expenses and administrative workload.

As a public company, we must comply with various laws and regulations, including the Sarbanes-Oxley Act of 2002 and related rules of the SEC.  Complying with these laws and regulations requires the time and attention of our board of directors and management, and increases our expenses.  Among other things, we must:

•
maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	maintain policies relating to disclosure controls and procedures;

•	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

•	institute a more comprehensive compliance function, including with respect to corporate governance; and

•	involve to a greater degree our outside legal counsel and accountants in the above activities.

In addition, being a public company has made it more expensive for us to obtain director and officer liability insurance.  In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage.  These factors could also make it more difficult for us to attract and retain qualified executives and members of our board of directors, particularly directors willing to serve on an audit committee which we expect to establish.

RISKS RELATED TO OUR COMMON STOCK

There is not now, and there may not ever be, an active market for our common stock.

There currently is a limited public market for our common stock.  Further, although our common stock is currently quoted on the OTC Bulletin Board (the “OTCBB”), trading of our common stock may be extremely sporadic.  For example, several days may pass before any shares may be traded.  As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, our common stock.  Accordingly, investors must assume they may have to bear the economic risk of an investment in our common stock for an indefinite period of time.  There can be no assurance that a more active market for our common stock will develop, or if one should develop, there is no assurance that it will be sustained.  This severely limits the liquidity of our common stock, and would likely have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

We cannot assure you that our common stock will become liquid or that it will be listed on a securities exchange.

Until our common stock is listed on a national securities exchange such as the New York Stock Exchange or the Nasdaq National Market, we expect our common stock to remain eligible for quotation on the OTCBB, or on another over-the-counter quotation system.  In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of our common stock.  In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors.  Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock.  This would also make it more difficult for us to raise capital.

Our common stock is subject to the “penny stock” rules of the SEC and FINRA’s sales practice requirements, and the trading market in our common stock is limited, which makes transactions in our common stock cumbersome and may reduce the value of an investment in the stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth:

•	the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of common stock and cause a decline in the market value of stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

In addition to the "penny stock" rules promulgated by the SEC, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers.  FINRA’s requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

•	actual or anticipated variations in our operating results;

•	announcements of developments by us, our strategic partners or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our industry;

•	additions or departures of key personnel;

•	sales of our common stock or other securities in the open market; and

•	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations.  In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such company.  Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

Compliance with U.S. securities laws, including the Sarbanes-Oxley Act, will be costly and time-consuming.

We are a reporting company under U.S. securities laws and are obliged to comply with the provisions of applicable U.S. laws and regulations, including the Securities Act of 1933, the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002 and the related rules of the SEC, and the rules and regulations of the relevant U.S. market, in each case, as amended from time to time.  Preparing and filing annual and quarterly reports and other information with the SEC, furnishing audited reports to stockholders and other compliance with these rules and regulations will involve a material increase in regulatory, legal and accounting expenses and the attention of management, and there can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all.

We do not anticipate dividends to be paid on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future.  We expect to use future earnings, if any, to fund business growth.  Therefore, stockholders will not receive any funds absent a sale of their shares.  We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

If securities analysts do not initiate coverage or continue to cover our common stock or publish unfavorable research or reports about our business, this may have a negative impact on the market price of our common stock.

The trading market for our common stock may be affected by, among other things, the research and reports that securities analysts publish about our business and the Company.  We do not have any control over these analysts.  There is no guarantee that securities analysts will cover our common stock.  If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price.  If we are covered by securities analysts, and our stock is the subject of an unfavorable report, our stock price and trading volume would likely decline.  If one or more of these analysts ceases to cover the Company or fails to publish regular reports on the Company, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

State Blue Sky registration – potential limitations on resale of the shares.

The holders of the shares of our common stock and persons who desire to purchase the shares in any trading market that might develop in the future, should be aware that there may be significant state law restrictions upon the ability of investors to resell the securities.  Accordingly, investors should consider the secondary market for our securities to be a limited one.  It is the intention of our management to seek coverage and publication of information regarding the Company in an accepted publication which permits a “manuals exemption.”  This manuals exemption permits a security to be sold by shareholders in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by that state.  The listing entry must contain (i) the names of issuers, officers, and directors, (ii) an issuer’s balance sheet, and (iii) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  The principal accepted manuals are those published by Standard and Poor’s, and Mergent, Inc.  Many states expressly recognize these manuals.  A smaller number of states declare that they recognize securities manuals, but do not specify the recognized manuals.  Among others, the following states do not have any provisions and, therefore, do not expressly recognize the manuals exemption:  Alabama, California, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont, and Wisconsin.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders and the purchasers of our common stock offered hereby.  We are currently authorized to issue an aggregate of 300,000,000 shares of capital stock consisting of 290,000,000 shares of common stock and 10,000,000 shares of preferred stock with preferences and rights to be determined by our  Board of Directors.  As of April 26, 2010, there were 70,250,095 shares of our common stock and no shares of our preferred stock outstanding.  There are 5,000,000 shares of our common stock reserved for issuance under our 2009 Equity Incentive Plan (the “2009 Plan”).  These numbers do not include shares of our common stock issuable upon the exercise of outstanding options and conversion of outstanding convertible promissory notes.

Any future issuance of our equity or equity-backed securities may dilute then-current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities, because our assets would be owned by a larger pool of outstanding equity.  As described above, we may need to raise additional capital through public or private offerings of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.  We may also issue such securities in connection with hiring or retaining employees and consultants (including stock options issued under our equity incentive plans), as payment to providers of goods and services, in connection with future acquisitions or for other business purposes.  Our Board of Directors may at any time authorize the issuance of additional common or preferred stock without common stockholder approval, subject only to the total number of authorized common and preferred shares set forth in our certificate of incorporation.  The terms of equity securities issued by us in future transactions may be more favorable to new investors, and may include dividend and/or liquidation preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect.  Also, the future issuance of any such additional shares of common or preferred stock or other securities may create downward pressure on the trading price of the common stock.  There can be no assurance that any such future issuances will not be at a price (or exercise prices) below the price at which shares of the common stock are then traded.

We may obtain additional capital through the issuance of preferred stock, which may limit your rights as a holder of our common stock.

Without any stockholder vote or action, our Board of Directors may designate and approve for issuance shares of our preferred stock.  The terms of any preferred stock may include priority claims to assets and dividends and special voting rights which could limit the rights of the holders of our common stock.  The designation and issuance of preferred stock favorable to current management or stockholders could make any possible takeover of the Company or the removal of our management more difficult.

Any failure to maintain effective internal control over our financial reporting could materially adversely affect us.

Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include in our annual reports on Form 10-K, an assessment by management of the effectiveness of our internal control over financial reporting.  In addition, beginning with our Form 10-K for the fiscal year ending December 31, 2010, our independent auditors must attest to and report on management’s assessment of the effectiveness of such internal control over financial reporting.  While we intend to diligently and thoroughly document, review, test and improve our internal control over financial reporting in order to ensure compliance with Section 404, management may not be able to conclude that our internal control over financial reporting is effective.  Furthermore, even if management were to reach such a conclusion, if our independent auditors are not satisfied with the adequacy of our internal control over financial reporting, or if the independent auditors interpret the requirements, rules or regulations differently than we do, then they may decline to attest to management’s assessment or may issue a report that is qualified.  Any of these events could result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the price of our common stock.

In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404.  Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts.  We currently do not have an internal audit group, and we will need to retain the services of additional accounting and financial staff or consultants with appropriate public company experience and technical accounting knowledge to satisfy the ongoing requirements of Section 404.  We intend to review the effectiveness of our internal controls and procedures and make any changes management determines appropriate, including to achieve compliance with Section 404 by the date on which we are required to so comply.

Any significant deficiencies in our control systems may affect our ability to comply with SEC reporting requirements and any applicable listing standards or cause our financial statements to contain material misstatements, which could negatively affect the market price and trading liquidity of our common stock and cause investors to lose confidence in our reported financial information, as well as subject us to civil or criminal investigations and penalties.

OTHER RISKS

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise.  Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

We are incorporating herein by reference the disclosures under Item 7 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the SEC on September 25, 2009.

We are also incorporating herein by reference the disclosures under Item 2 of Part I of our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2009, filed with the SEC on February 16, 2010.

Nevada

Under the CSV, LM and MW Option Agreement, as amended, we paid GeoXplor $311,607 on March 12, 2010, upon closing of the acquisition under the Nevada APA, subject to a $50,000 hold back for a period of 12 months, conditioned on registration of all of the CSV Placer Mineral Claims, LM Placer Mineral Claims and MW Placer Mineral Claims.  For each such claim (other than certain claims that are lode claims and certain claims that are on land withdrawn by the Secretary of the Interior for a solar energy study area) that is unable to be registered for any reason prior to the end of such period, $500 will be forfeited by GeoXplor out of the $50,000 hold back.  In addition, on the closing of the acquisition under the Nevada APA, Next Lithium assigned to GeoXplor 500,000 of the restricted shares of our common stock received by Next Lithium under the Nevada APA.  These 500,000 shares assigned to GeoXplor carry “piggyback” registration rights until the earlier of: (a) February 16, 2012 or (b) the date on which all such shares may immediately be sold under Rule 144 during any 90-day period.

Under the BSV Option Agreement, as amended, we were required to pay to GeoXplor $100,000 on April 30, 2010.  In addition, on the closing of the acquisition under the Nevada APA, Next Lithium assigned to GeoXplor 1,000,000 of the restricted shares of our common stock received by Next Lithium under the Nevada APA.  These 1,000,000 shares assigned to GeoXplor carry “piggyback” registration rights until the earlier of: (a) February 16, 2012 or (b) the date on which all such shares may immediately be sold under Rule 144 during any 90-day period.

Furthermore, under the BSV Option Agreement, as amended, we will pay to GeoXplor $75,000 on October 30, 2010 and $75,000 on April 30, 2011.  In addition, we have agreed to spend a minimum of $500,000 by October 30, 2010, an additional $750,000 by October 30, 2011 and an additional $750,000 by October 30, 2012, on exploration, development, reclamation and related work on the BSV Placer Mineral Claims.

The assets we acquired under the Nevada APA consist solely of undeveloped, unpatented mining claims and have had no operations or revenues.

Upon our acquiring the Nevada Claims, in accordance with the Option Agreements, we shall pay Geoxplor a 3.0% NSR derived from mining operations on the various properties (calculated separately for the CSV Placer Mineral Claims, LM Placer Mineral Claims and MW Placer Mineral Claims, on the one hand, and the BSV Placer Mineral Claims, on the other).  We may, however, purchase all or any portion of such NSR from Geoxplor for an aggregate of $6 million or the applicable portion thereof.

We have begun the permitting process for an exploration program, expect to begin the program in the second half of calendar year 2010, and anticipate that such program will include surface sampling, regional and detailed seismic surveys, and diamond drilling and pumping tests.  We currently anticipate spending $250,000 on future installments of acquisition costs and $500,000 on exploration costs with respect to our Nevada assets over the next 12 months.

Peru

On February 23, 2010, we acquired 100% of the assets of the Loriscota, Suches and Vizcachas Projects for an aggregate purchase price of $50,000.  We currently do not anticipate spending material amounts on exploration work with respect to these Projects over the next 12 months.

Argentina and Chile

If we succeed in acquiring Puna’s interests, then we expect to spend approximately $800,000 on future installments of our acquisition costs and $2.9 million on exploration and development work on the Properties in Argentina and another $225,000 on acquisition costs and $1,000,000 on exploration and development work on Puna’s projects in Chile over the next 12 months.  Similarly, if we succeed in acquiring Rincón South, then we expect to spend additional amounts on acquisition costs and exploration and development work with respect to such project as well.

The consideration we have paid and/or expect to be required to pay for our current and prospective properties are summarized in the following table:

Properties	Consideration
	Common Stock	Cash			Work Commitments
	Shares already issued	Already paid	To be paid by May 15, 2011	To be paid after May 15, 2011	Due by May 15, 2011	Due after May 15, 2011
Nevada Claims	4,000,000	$311,607	$250,000	$—	$500,000	$1,500,000
Argentina “Properties”	8,000,000	500,000	800,000	8,450,000	2,900,000	800,000
Peru (Loriscota, Suches and Vizcachas Projects)	—	50,000	—	—	—	—
Puna Chile	2,000,000	25,000	225,000	—	1,000,000	6,000,000
TOTAL	14,000,000	$886,607	$1,275,000	$8,450,000	$4,400,000	$8,300,000

If we succeed in acquiring Rincón South or any other projects, then we would expect to incur additional financial commitments with respect to such properties that are not reflected in the above table.

Liquidity and Capital Resources

Overview

Due to our brief history and historical operating losses, our operations have not been a source of liquidity, and our sources of liquidity primarily have been debt and proceeds from the sale of Units in the 2009 Private Placement.  Although we have begun the acquisition of certain lithium mining properties, any of such properties that we may acquire will require exploration and development that could take years to complete before it begins to generate revenues.  There can be no assurances that we will be successful in acquiring such properties or that if we do complete acquisitions, properties acquired will be successfully developed to the revenue producing stage.  If we are not successful in our proposed lithium mining operations, our business, results of operations, liquidity and financial condition will suffer materially.

Various factors outside of our control, including the price of lithium, overall market and economic conditions, the downturn and volatility in the US equity markets and the trading price of our common stock may limit our ability to raise the capital needed to execute our plan of operations.  We recognize that the US economy is currently experiencing a period of uncertainty and that the capital markets have been depressed from recent levels.  These or other factors could adversely affect our ability to raise additional capital.  As a result of an inability to raise additional capital, our short-term or long-term liquidity and our ability to execute our plan of operations could be significantly impaired.

In November and December 2009, we raised gross proceeds of $3,500,000 from the sale of units of our equity securities in our 2009 Private Placement.  We have been using the net proceeds from the 2009 Private Placement towards the implementation of our business development plan and for general working capital purposes.  We will require additional capital to execute our exploration and development plans for our existing lithium mining properties and any others that we may be successful in acquiring.  We plan to seek to raise such capital through additional sales of our equity or debt securities.  There can be no assurance, however, that such financing will be available to us or, if it is available, that it will be available on terms acceptable to us and that it will be sufficient to fund our expected needs.  If we are unable to obtain sufficient financing, we may not be able to proceed with our exploration and development plans or meet our ongoing operational working capital needs.

At March 31, 2010, we had cash and cash equivalents of $635,003, as compared to $9,703 at June 30, 2009.  This increase in cash and cash equivalents resulted from the $3,339,524 of net proceeds from the 2009 Private Placement, offset by approximately $2.7 million of cash used in operations and acquisition of mineral rights.

Accounts payable and accrued expenses increased by $321,561 to $330,319 at March 31, 2010, from $8,758 at June 30, 2009.  The increase was attributable to the additional legal and professional fees associated with the ramping up of our business and costs related to the 2009 Private Placement.

If we are successful in acquiring the various projects that we have discussed above, then we expect to require an aggregate of approximately $6.8 million over the next 12 months to pay our acquisition costs and exploration and development costs associated with such projects as well as our currently anticipated general and administrative and other costs.  Furthermore, if we succeed in acquiring Rincón South or any other projects, then we would expect to incur additional financial commitments with respect to such projects.  We will require substantial additional funds to execute our planned activities over the next 12 months.  While we may seek to raise such funds through the sale of our equity or debt securities, there can be no assurance that we will be able to do so in a timely manner, on reasonably favorable terms or at all.  If our financing efforts are unsuccessful, then we will need to reduce our planned activities or cease operations altogether.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock known by us as of April 26, 2010 by:

•	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse.  Information given with respect to beneficial owners who are not officers or directors of ours is to the best of our knowledge.  However, as we do not have a class of stock registered under the Exchange Act, beneficial owners of our securities are not required to file Williams Act or Section 16 reports, which limits our ability to determine whether a person or entity is a beneficial owner of more than 5% of our common stock and the extent of any such beneficial owner’s holdings or the relationships among beneficial owners.

Title of Class: Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)

David Rector 1640 Terrace Way Walnut Creek, CA 94597	0	*

Luis Francisco Saenz Av Pardo y Aliaga 699 Of. 802 San Isidro, Lima, Peru	1,325,000	1.9%

Eric E. Marin 1823 Norfolk St. Houston, Texas, 77098	0	*

Anthony Hawkshaw 4510 West 4th Avenue British Columbia, Canada V6R 1R3	50,000	(3)	*

Antonio Ortúzar Nueva Tajamar 481, Terre Norte, 21st floor Las Condes, Santiago, Chile	0		*

Kjeld Thygesen 24, Ives Street London, UK, SW3 2ND	400,000	(4)	*

David G. Wahl 5716, Mount Albert Road Mount Albert, Ontario, Canada L0G 1M0	0		*

All directors and executive officers as a group (7 persons)	1,775,000		2.5%

Adrien Ellul SOHO Square 21 Lyndhurst Terrace Central, Hong Kong Hong Kong SAR	5,684,219	(5)	8.0%

Affaires Financieres SA Nuschelerstrasse 44 8001 Zurich Switzerland	5,873,688	(5)	8.3%

Aton Select Fund Ltd. 3076 Sir Francis Drake's Highway Raod Town, Tortola British Virgin Islands	4,357,906	(5)	6.2%

John Paul DeJoria Family Trust 2000 Lipanese Austin, Texas78733	4,000,000	(6)	5.5%

Grafton Resource Investments, Ltd. 11 Albermarle Street London W1S 4HH	12,000,000	(7)	15.7%

Paramount Strategy Corp. Ky1-1303 West Bay Grand Cayman Cayman Islands	6,226,328	(5)	8.8%

Tangocorp, Inc. 802 Grand Pavilion PO Box 10335 APO West Bay Rd. Grand Cayman, Cayman Islands	5,636,844	(5)	8.0%

Mark Tompkins Villa Principe Leopoldo Hotel Via Montalbano 5 6900 Lugano Switzerland	5,684,219	(5)	8.0%

VP Bank (Schweiz) AG Bleicherweg 50 CH-8027 Zurich	4,736,844	(5)	6.7%

*	indicates less than one percent.

[1]
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes having or sharing voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 26, 2010, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

[2]	Percentages are based upon 70,250,095 shares of Common Stock issued and outstanding as of April 26, 2010.

[3]	Does not include 50,000 shares of our common stock issuable upon the exercise of options granted under the 2009 Plan, which are not exercisable within 60 days.

[4]
Includes 200,000 shares of our common stock issuable upon the exercise of warrants that are exercisable within 60 days. Does not include 500,000 shares of our common stock issuable upon the exercise of options granted under the 2009 Plan, which are not exercisable within 60 days.

[5]
Estimate of beneficial ownership, based on information available to us. The shares indicated as beneficially owned may include shares held in street name, which may have been disposed of and/or acquired without our knowledge.

[6]	Includes 2,000,000 shares of our common stock issuable upon the exercise of warrants that are exercisable within 60 days.

[7]	Includes 6,000,000 shares of our common stock issuable upon the exercise of warrants that are exercisable within 60 days.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

Below are the names and certain information regarding the Company’s current executive officers and directors:

Name	Age	Title	Date First Appointed
Luis Francisco Saenz	39	Chief Executive Officer and Director	October 19, 2009
David Rector	63	President, Treasurer, Secretary and Director	June 6, 2008
Eric E. Marin	48	Interim Chief Financial Officer	January 13, 2010
Anthony Hawkshaw	57	Director	December 10, 2009
Antonio Ortúzar	47	Director	February 18, 2010
Kjeld Thygesen	62	Director	December 10, 2009
David G. Wahl	65	Director	February 18, 2010

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Our executive officers are appointed by the Board of Directors and serve at its pleasure.

Certain biographical information for each of our executive officers and directors is set forth below.

Luis Francisco Saenz joined our Board of Directors on October 19, 2009. Mr. Saenz has been our Chief Executive Officer since October 19, 2009. Mr. Saenz does not have an employment agreement with us and receives no cash compensation for his services to us. Mr. Saenz has over 18 years of experience in the mining industry. He is currently, and has been since July 21, 2008, the CEO and President and a Director of the publicly traded Loreto Resources Corporation (LRTC.OB). Mr. Saenz was formerly employed at Standard Bank (“Standard”) with Standard’s investment banking unit, Standard Americas, Inc. Mr. Saenz joined Standard in New York in 1997 and relocated to Peru in 1998 to establish Standard’s Peru representative office. While in Peru, Mr. Saenz led Standard’s mining and metals organization effort in the Latin America region. Mr. Saenz returned to New York in 2007 to head Standard’s mining and metals team in the Americas. Mr. Saenz previously worked for Pechiney World Trade in the base metals trading area before joining Merrill Lynch as Vice-President for Commodities in Latin America. Mr. Saenz graduated from Franklin and Marshall College in 1991 with a Bachelor of Arts degree in economics and international affairs.

As a result of Mr. Saenz’s outside activities, in particular his service as President of Loreto Resources Corporation, Mr. Saenz only devotes his part-time efforts to our activities.

David Rector joined our board of directors on June 6, 2008. Mr. Rector has served as our President, Treasurer and Secretary since June 6, 2008, and he also served as our Chief Executive Officer from June 6, 2008 until October 19, 2009 and as our Chief Financial Officer from June 6, 2008 until January 13, 2010. Mr. Rector served as the Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and Director of Nevada Gold Holdings, Inc. (formerly known as Nano Holdings International, Inc.) from April 19, 2004 through December 31, 2008. He has served as the Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and Director of Standard Drilling, Inc. since November 2007, and of Universal Gold Mining Corp. (f/k/a Federal Sports & Entertainment, Inc.) since September 30, 2008. Mr. Rector previously served as President, Chief Executive Officer and Chief Operating Officer of Nanoscience from June 2004 to December 2006, when he resigned as an officer and Director of Nanoscience. Mr. Rector also served as President, Chief Executive Officer, Chief Financial Officer and Treasurer of California Gold Corp. (f/k/a US Uranium, Inc.) from June 15, 2007 to July 11, 2007 and again from August 8, 2007 to November 12, 2007. Since June 1985, Mr. Rector has been the principal of the David Stephen Group, which provides enterprise consulting services to emerging and developing companies in a variety of industries. From January 1995 until June 1995, Mr. Rector served as the General Manager of the Consumer Products Division of Bemis-Jason Corporation. Mr. Rector was employed by Sunset Designs Inc., a manufacturer and marketer of consumer product craft kits from June 1980 until June 1985. From June 1983 until June 1985, Mr. Rector served as President and General Manager of Sunset, from August 1981 until May 1985, Mr. Rector served as an Administrative and International Director of Sunset, and from June 1980 until August 1981, Mr. Rector served as Group Product Manager for Sunset.

Mr. Rector currently serves, or has served during the last five years, on the Board of Directors of each of the following public companies for the respective tenures indicated below.

Public Company Name	Tenure as Director
Senesco Technologies, Inc. (AMEX:SNT)	February 2002-present
Dallas Gold & Silver Exchange (AMEX:DSG)	May 2003-present
Nevada Gold Holdings, Inc. (NGHI.OB)	April 2004-present
US Uranium, Inc. (USUI.OB)	June 2007-present
California Gold Corp. (CLGL.OB)	June 2007-present
Standard Drilling, Inc.(STDR.PK)	November 2007-present
Universal Gold Mining Corp. (FEDS.PK)	September 2008-present
RxElite, Inc. (RXEI.OB)	September 2007-February 2009
Superior Galleries, Inc. (SPGR.OB)	May 2003-May 2007
Nanoscience Technologies, Inc. (NANS.OB)	June 2004-December 2006

Mr. Rector obtained his Bachelor’s Degree in Business Administration from Murray State University in 1969.

Eric E. Marin has been our interim Chief Financial Officer since January 13, 2010. Since March of 2009, Mr. Marin has been the interim chief financial officer of Loreto Resources Corporation. Mr. Marin has worked in the Management and Information Technology Consulting business for almost 20 years. Mr. Marin is the President and CEO of Marin Management Services, a privately-held consultancy firm offering management, financial, and information technology consulting services to companies. From April 2006 to April 2009, Mr. Marin was a vice president of Quorum Business Solutions where he was responsible for building and managing client relations and overseeing operational budget, strategic planning, business development and organizational leadership services for various Fortune 500 companies. Prior to that, from December 2003 through March 2006, Mr. Marin was the president and founder of Marin Medical Services LLC, a company providing front and back-office services to the healthcare industry. From April 1996 to November 2003, Mr. Marin was a partner with Accenture Ltd. where Mr. Marin was responsible for providing management and IT consulting services to Fortune 100 companies. From February 1994 to April 1996, Mr. Marin was project manager of Insource Management Group, where he managed IT consulting services for a number of companies. Mr. Marin received a Masters of Business Administration degree from the University of Houston in 1992, and a Bachelor of Science degree in Computer Science from Texas A&M University in 1986.

As a result of Mr. Marin’s outside activities, in particular his service as Interim Chief Financial Officer of Loreto Resources Corporation, the amount of time that Mr. Marin has to devote to our activities is limited.

Anthony Hawkshaw was appointed to our Board of Directors on December 10, 2009. Mr. Hawkshaw is the current CFO and a director of Rio Alto Mining Limited (TSX.V: RIO), and has been a director of Statesman Resources Ltd (TSX.V: SRR) since 2006. Mr. Hawkshaw has over 25 years experience in the mining industry, and has extensive experience in the marketing of metals in refined and concentrate form and in metals trading. He has arranged debt, equity and convertible debt financings with institutional investors, commercial banks and multilateral lending agencies. From 2005 to 2007, Mr. Hawkshaw was the CFO of Grove Energy Limited, a London and Toronto listed oil and gas development company. In 2004, Mr. Hawkshaw was the CFO of Chariot Resources Limited for a period of 12 months. Prior to Chariot, Mr. Hawkshaw was CFO of Pan American Silver Corp from 1995 to 2003. Mr. Hawkshaw is a Chartered Accountant and holds a Bachelor Degree in Business Management from the Ryerson University in Toronto.

Antonio Ortúzar was appointed to our Board of Directors on February 18, 2010. From October 2000 to the present, Mr. Ortúzar has been a law partner at Cruzat Ortúzar y Mackenna Ltda., the Chilean branch of Baker & Mackenzie, where Mr. Ortúzar heads the mining practice group. Mr. Ortúzar’s other areas of practice include project finance, mergers and acquisitions, securities, telecommunications and capital markets. Mr. Ortuzar has also participated as a partner and advisor in a number of ventures in the mining sector in South America. Mr. Ortúzar graduated from the Universidad Gabriela Mistral, Santiago, Chile. He is a Licensee in Juridical and Social Sciences, L.L.B. He was admitted to the Chilean bar association on January 24, 1989.

Kjeld Thygesen was appointed to our Board of Directors on December 10, 2009. Mr. Thygesen has been a director of Ivanhoe Mines, Ltd. (TSX: IVN - News) since 2001, and has over 30 years experience as a resource analyst and fund manager within the mining industry. Mr. Thygesen co-founded Lion Resource Management, a specialist investment manager in the mining and natural resources sector, in May 1989 and is currently a Managing Director. In 1979, Mr. Thygsen joined N.M. Rothschild & Sons Limited as manager of its Commodities and Natural Resources Department with overall responsibility for strategy and management of commodity trusts and precious metal funds. Mr. Thygesen became an executive director of N.M. Rothschild Asset Management Limited in 1984 and N.M. Rothschild International Asset Management Limited from 1987 until May 1989. Mr. Thygesen previously worked for James Capel & Co. as part of that company's highly rated research team. Mr. Thygesen is a graduate of the University of Natal in South Africa and a member of the Institute of Corporate Directors.

David G. Wahl was appointed to our Board of Directors on February 18, 2010. From 2005 to the present, Mr. Wahl has been the President and CEO of Southampton Associates - Consulting Engineers & Geoscientist, a private consulting concern specializing in mining and technical issues for corporate clients, financial institutions and governments. From May 2002 to the present, Mr. Wahl has served as a member of the Board of Directors of Temex Resources Corp. (TSX.V: TME, Frankfurt: TQ1), a precious metals and minerals company. From July 2006 to the present, Mr. Wahl has served as a member of the Board of Directors of Dumont Nickel, Inc., (TSX.V: DNI, Frankfurt: DG7), a holding company for mining properties in certain Canadian provinces. From August, 2006 to the present, Mr. Wahl has served as a member of the Board of Directors of Latin American Minerals Inc. (TSX.V: LAT), a mineral exploration company. Mr. Wahl also has served in a technical advisory capacity to certain financial institutions, government agencies, and national legal and accounting firms. Mr. Wahl is a graduate of the Colorado School of Mines and received a degree as an Engineer of Mines in 1968.

Board Committees

We have not yet established any committees of our Board of Directors. Our Board of Directors may designate from among its members an executive committee and one or more other committees in the future. We do not have a nominating committee or a nominating committee charter. The entire Board of Directors performs all functions that would otherwise be performed by committees. Given the present size of our board, we do not believe that it is practical for us to have committees. If we are able to grow our business and increase our operations, we intend to expand the size of our board and allocate responsibilities accordingly.

Audit Committee Financial Expert

We have no separate audit committee at this time.  The entire Board of Directors oversees our audits and auditing procedures.

Shareholder Communications

Currently, we do not have a policy with regard to the consideration of any director candidates recommended by security holders. To date, no security holders have made any such recommendations.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our Code of Ethics will be provided to any person requesting same without charge. To request a copy of our Code of Ethics please make written request to our President c/o Av. Pardo y Aliaga 699 Of. 802, San Isidro, Lima, Peru. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Compliance with Section 16(a) of the Exchange Act

Our common stock is not registered pursuant to Section 12 of the Exchange Act. Accordingly, our officers, directors and principal shareholders are not subject to the beneficial ownership reporting requirements of Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

We are incorporating herein by reference the disclosures under Item 11 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the SEC on September 25, 2009.

Mr. Saenz does not have an employment agreement with us. We granted Mr. Saenz 1,500,000 shares of our restricted common stock upon his initial hire, and we have not paid him any other compensation for his services to us as our Chief Executive Officer.

We pay Mr. Rector a salary of $500 per month for his services to us as our President, Treasurer and Secretary.

Mr. Marin, our Interim Chief Financial Officer, is compensated through our Engagement Letter with Marin Management Services, LLC, dated January 7, 2010 (the “Marin Agreement”), pursuant to which we pay $200 per hour for Mr. Marin’s services to us as Interim Chief Financial Officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We sublease approximately 800 square feet of office space in Lima, Peru, from Loreto Resources Corporation, a Nevada Corporation whose Chief Executive Officer and Interim Chief Financial Officer are also our Chief Executive Officer and Interim Chief Financial Officer. Our sublease payments are at Loreto Resources Corporation’s cost in proportion to our share of the total space, and will total $20,764 for 2010.

Pursuant to the terms of the Marin Agreement, we pay Marin Management Services, LLC, an affiliate of Eric Marin, at the rate of $200 per hour for providing us with Mr. Marin’s services as our Interim Chief Financial Officer. In addition, the Marin Agreement provides that we shall pay all expenses incurred in providing such services.

Antonio Ortúzar, who joined our Board of Directors on February 18, 2010, is a Partner in Baker & McKenzie, a law firm that we have engaged to perform certain legal services for us. We pay for such legal services at the standard rates that the firm charges its unrelated clients. For our fiscal year ending June 30, 2010, we anticipate that the total legal fees we have incurred and/or will incur to such firm will be approximately $30,000.

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “Independent Directors.” Accordingly, our Board of Directors has not determined whether any of its members are “Independent Directors.”

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Since July 1, 2006, our common stock has been listed for quotation on the Over-the-Counter Bulletin Board, originally under the symbol “MYTC.” Our symbol changed to “NNDY” in July 2008 in connection with our name change to NanoDynamics Holdings, Inc. Our symbol changed to “LIEG” effective November 18, 2009, in connection with our name change to Li3 Energy, Inc.

The following table sets forth the high and low closing bid prices for our common stock for the fiscal quarters indicated as reported on the OTCBB. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our Common Stock is thinly traded and, thus, pricing of our common stock on the OTCBB does not necessarily represent its fair market value.

Period	High(1)	Low(1)

Fiscal Year Ending June 30, 2008
First Quarter	$0.0222	$0.0222
Second Quarter	0.0243	0.0222
Third Quarter	0.0243	0.0243
Fourth Quarter	0.0243	0.0243

Fiscal Year Ending June 30, 2009
First Quarter	$0.0646	$0.0243
Second Quarter	0.0646	0.0646
Third Quarter	0.0646	0.0032
Fourth Quarter	0.0038	0.0032

Fiscal Year Ending June 30, 2010
First Quarter	$0.0038	$0.0038
Second Quarter	0.67	0.0032
Third Quarter	1.08	0.67

(1)
All quotations give retroactive effect to our 3.031578-for-1 forward stock split in the form of a dividend which was effected on July 29, 2008, and our 15.625-for-1 forward stock split in the form of a dividend which was effected on November 16, 2009.

As of April 26, 2010, there were 70,250,095 shares of our common stock issued and outstanding, 800,000 shares issuable upon exercise of outstanding options granted under our 2009 Plan and 14,203,000 shares issuable upon exercise of outstanding warrants. On April 26, 2010, there were 33 holders of record of shares of our common stock.

We have never declared any cash dividends with respect to our common stock. Future payment of dividends is within the discretion of our Board of Directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. Other than provisions of the Nevada Revised Statutes requiring post-dividend solvency according to certain measures, there are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock. Nonetheless, we presently intend to retain future earnings, if any, for use in our business and have no present intention to pay cash dividends on our common stock.

RECENT SALES OF UNREGISTERED SECURITIES

During the last three years, we have issued unregistered securities to various persons. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of these securities were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, Regulation S promulgated thereunder and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates issued in such transactions. All purchasers of our securities were accredited or sophisticated persons, or were non-U.S. persons, and had adequate access, through employment, business or other relationships, to information about us.

We are incorporating herein by reference the disclosures under the caption “Private Placement” in Item 1 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the SEC on September 25, 2009.

We are incorporating herein by reference the disclosures in Item 2 of Part II of our Quarterly Report on Form 10-QSB filed with the SEC on May 20, 2008.

We are incorporating herein by reference the disclosures in Item 3.02 of each of our Current Reports on Form 8-K, filed with the SEC on: October 23, 2009; December 14, 2009; and December 23, 2009.

We effected two separate stock splits in the form of dividends with respect to our common stock. The first was a 3.031578-for-1 forward split for which the record and effective dates were July 21, 2008 and July 29, 2008, respectively. The second was a 15.625-for-1 forward split for which the record and effective dates were November 6, 2009 and November 16, 2009, respectively. All historical share and per share amounts in the body of this Current Report have been adjusted to reflect such stock splits. However, share and per share amounts given in each of our Exchange Act reports that are incorporated herein by reference have not been adjusted for the stock split or splits that may have occurred after the date of such report.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our Articles of Incorporation, as amended, provide for the issuance of 300,000,000 shares of capital stock, of which 290,000,000 are shares of common stock, par value $0.001 per share, and 10,000,000 are blank-check preferred stock, par value $0.001 per share.

Equity Securities Issued and Outstanding

As of the date of this report, there were issued and outstanding:

•	70,250,095 shares of our common stock;

•	Options to purchase 800,000 shares of our common stock of which 200,000 options are currently exercisable; and

•	Warrants to purchase 14,203,000 shares of our common stock, all of which warrants are currently exercisable.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Apart from preferences that may be applicable to any holders of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends, if any, ratably as may be declared from time to time by the Board out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Each outstanding share of our common stock is duly authorized, fully paid and non-assessable.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors has authority, without any vote or action of our stockholders, to issue up to 10,000,000 shares of “blank check” preferred stock in one or more series and to fix the relative rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption terms (including sinking fund provisions) and liquidation preferences and the number of shares constituting a series or the designation of such series.

While we do not currently have any plans for the issuance of preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	Restricting dividends on the common stock;

•	Diluting the voting power of the common stock;

•	Impairing the liquidation rights of the common stock; or

•	Delaying or preventing a change in control of the Company without further action by the stockholders.

Options

Our Board of Directors adopted, and our stockholders approved, the 2009 Plan on October 19, 2009. The 2009 Plan reserves a total of 5,000,000 shares of our common stock for issuance under the 2009 Plan. If an incentive award granted under the 2009 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2009 Plan.

As of the date of this report, we had outstanding 800,000 nonqualified stock options under the 2009 Plan, with a weighted average exercise price of approximately $0.27 per share. For all option grants, our Board of Directors set the exercise price of the options at a price equal to or greater than the fair market value of our common stock on the date of grant of the options. The 200,000 outstanding vested options under the 2009 Plan vested immediately and have a five year term. The other 600,000 outstanding options under the 2009 Plan vest in three equal installments on each of the first, second and third anniversary of the date of grant and have a ten year term.

Warrants

In 2009, we sold 14,000,000 units in a private placement transaction (the “2009 Private Placement”), where each unit consisted of (i) one share of our common stock, (ii) a five-year warrant to purchase one-half of one share of our common stock at $0.50 per whole share (“A Warrants”), and (iii) a five-year warrant to purchase one-half of one share of our common stock at $1.00 per whole share (“B Warrants” and, together with the A Warrants, “Warrants”). In addition, we issued A Warrants and B Warrants as compensation to certain placement agents and/or finders for the 2009 Private Placement. As a result, we have outstanding A Warrants to purchase 7,101,500 shares of our common that expire between November 10, 2014 and December 23, 2014, and B Warrants to purchase another 7,101,500 shares of our common stock that expire between November 10, 2014 and December 23, 2014. We have reserved an equivalent number of shares of our common stock for issuance upon exercise of these Warrants.

The Warrants, at the option of the holders, may be exercised by cash payment of the exercise price, or by “cashless exercise.” A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the Warrants in cash, the holder will forfeit a number of shares underlying the Warrants with a “fair market value” equal to such aggregate exercise price. We will not receive proceeds upon exercise of Warrants to the extent that such Warrants are exercised by cashless exercise. The Warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and number of shares issuable upon exercise upon the occurrence of specific events. At our option, upon written notice to the A Warrant or B Warrant holders, we may call the A Warrants or B Warrants for redemption if the closing bid price of our common stock equals or exceeds $0.75 per share or $1.50 per share, respectively, on any trading day within 20 days prior to such written notice; provided that a registration statement under the Securities Act covering the resale of the shares of common stock issuable upon exercise of the relevant class of Warrants has been effective for at least 45 days and such registration statement remains effective until redemption. No holder of these Warrants will possess any rights as a stockholder with respect to the Warrants, except to the extent such Warrants are exercised.

Convertible Securities

As of the date hereof, we have not issued any convertible securities.

Reverse Stock Splits

On July 29, 2008, we effected a forward stock split pursuant to which each share of our common stock then outstanding was converted into 3.031578 shares of common stock. Then, on November 16, 2009, we effected another forward stock split pursuant to which each share of our common stock then outstanding was converted into 15.625 shares of common stock.

Registration Rights

We granted “piggy-back” registration rights to the investors purchasing units in the 2009 Private Placement. If we determine to register for sale for cash any of our common stock for our own account or for the account of others, then the holders of the common stock and Warrants issued in the 2009 Private Placement will have the right to have such shares, and the shares of common stock issuable upon exercise of the Warrants, included in such registration statement, subject to customary exceptions and scale backs.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. We currently have 33 stockholders of record.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s Board of Directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our Board of Directors.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 17 Battery Place, New York, New York 10004, and its telephone number is (212) 845-3212.

LEGAL PROCEEDINGS

Other than routine litigation arising in the ordinary course of business that we do not expect, individually or in the aggregate, to have a material adverse effect on us, there is no currently pending legal proceeding and, as far as we are aware, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters that may arise from time to time that may harm business.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Articles of Incorporation provide that we shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an officer or director of ours or is or was serving at our request as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise to the fullest extent authorized by the Nevada General Corporation Law.

Our Articles of Incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as an officer or director, except for liability (i) for any breach of such officer’s or director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for any transaction from which the officer or director derived any improper personal benefit.

Our Board of Directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our Board of Directors may also adopt bylaws or resolutions or authorize the entry into contracts implementing indemnification arrangements as may be permitted by law. The Board of Directors has authorized us to enter into indemnification contracts with our officers and directors and we are currently implementing these agreements. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation or bylaws inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 9.01  Financial Statements and Exhibits.

(a)  Financial statements of business acquired.

Not applicable.

(b)  Pro forma financial information.

Not applicable.

(d)  Exhibits

Exhibit Number	Description

3.1	Articles of Incorporation of Registrant as filed with the Nevada Secretary of State on June 24, 2005 (1)

3.2	Certificate of Amendment to Articles of Incorporation of Registrant as filed with the Nevada Secretary of State on July 11, 2008 (2)

3.3	Certificate of Amendment to Articles of Incorporation of Registrant as filed with the Nevada Secretary of State on October 19, 2009 (4)

3.4	Bylaws of the Registrant (1)

4.1	Form of Investor A Warrant of the Registrant, issued in connection with the initial closing of a private placement unit offering by the Registrant (5)

4.2	Form of Investor B Warrant of the Registrant, issued in connection with the initial closing of a private placement unit offering by the Registrant completed in September 2008 (5)

10.1	Registrant’s 2009 Stock Incentive Plan adopted October 19, 2009 (5)

10.2	Form of Stock Option Agreement under the Registrant’s 2009 Equity Incentive Plan (5)

10.3	Form of Subscription Agreement between the Registrant and each subscriber in a private placement offering of units (5)

10.4 *	Split-Off Agreement between the Registrant and John Suk, dated as of October 19, 2009

10.5 *	General Release Agreement between the Registrant and John Suk, dated as of October 19, 2009

10.6	Asset Purchase Agreement, dated as of February 16, 2010, among the Registrant, Next Lithium Corp. and Next Lithium (Nevada) Corp. (6)

10.7
Option Agreement, dated October 30, 2009, among GeoXplor Corp. and the Registrant (as successor to Next Lithium Corp. and Next Lithium (Nevada) Corp.), relating to the CSV Placer Mineral Claims, LM Placer Mineral Claims and MW Placer Mineral Claims (6)

10.8	Option Agreement, dated October 30, 2009, among GeoXplor Corp. and the Registrant (as successor to Next Lithium Corp. and Next Lithium (Nevada) Corp.), relating to the BSV Placer Mineral Claims (6)

10.9	Amendment to CSV, LM and MW Option Agreement, dated as of February 16, 2010, among GeoXplor Corp. and the Registrant (as successor to Next Lithium Corp. and Next Lithium (Nevada) Corp.) (6)

10.10	Amendment to BSV Option Agreement, dated as of February 16, 2010, among GeoXplor Corp. and the Registrant (as successor to Next Lithium Corp. and Next Lithium (Nevada) Corp.) (6)

10.11
Consent to Assignment Agreement, dated as of February 16, 2010, among GeoXplor Corp., Next Lithium Corp., Next Lithium (Nevada) Corp. and the Registrant, relating to the CSV, LM and MW Option Agreement and the BSV Option Agreement (6)

10.12	Registration Rights Agreement, dated as of February 16, 2010, among the Registrant, Next Lithium Corp. and Next Lithium (Nevada) Corp. (6)

10.13	Escrow Agreement, dated as of February 16, 2010, among the Registrant, Next Lithium Corp., Next Lithium (Nevada) Corp. and Gottbetter & Partners, LLP, as escrow agent (6)

10.14 * †	Engagement Letter, dated January 7, 2010, between the Registrant and Marin Management Services, LLC

10.15 *	Assignment Agreement, dated as of March 12 , 2010, between Puna Lithium Corporation and the Registrant

10.16 *	Master Option Agreement, dated as of March 12, 2010, between Lacus Minerals S.A. and the Registrant

10.17 *	Share Purchase Agreement, dated as of March 12, 2010, among the Registrant, Beatriz Silvia Vasques Nístico and Daniel Boris Gordon

14.1	Code of Ethics (3)

21.1 *	List of Subsidiaries

*  Filed herewith

†  Management contract or compensatory plan or arrangement

(1)
Filed with the Securities and Exchange Commission on August 19, 2005 as an exhibit to the Registrant’s registration statement on Form SB-2 (SEC File No. 333-127703), which exhibit is incorporated herein by reference.

(2)	Filed with the Securities and Exchange Commission on July 29, 2008 as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

(3)	Filed with the Securities and Exchange Commission on September 25, 2009 as an exhibit to the Registrant’s annual report on Form 10-K, which exhibit is incorporated herein by reference.

(4)	Filed with the Securities and Exchange Commission on October 23, 2009 as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

(5)	Filed with the Securities and Exchange Commission on November 16, 2009 as an exhibit to the Registrant’s quarterly report on Form 10-Q, which exhibit is incorporated herein by reference.

(6)	Filed with the Securities and Exchange Commission on March 18, 2010 as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Li3 Energy, Inc.

Dated: May 14, 2010	By:	/s/ Luis Saenz
Name: Luis Saenz
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation of Registrant as filed with the Nevada Secretary of State on June 24, 2005 (1)

3.2	Certificate of Amendment to Articles of Incorporation of Registrant as filed with the Nevada Secretary of State on July 11, 2008 (2)

3.3	Certificate of Amendment to Articles of Incorporation of Registrant as filed with the Nevada Secretary of State on October 19, 2009 (4)

3.4	Bylaws of the Registrant (1)

4.1	Form of Investor A Warrant of the Registrant, issued in connection with the initial closing of a private placement unit offering by the Registrant (5)

4.2	Form of Investor B Warrant of the Registrant, issued in connection with the initial closing of a private placement unit offering by the Registrant completed in September 2008 (5)

10.1	Registrant’s 2009 Stock Incentive Plan adopted October 19, 2009 (5)

10.2	Form of Stock Option Agreement under the Registrant’s 2009 Equity Incentive Plan (5)

10.3	Form of Subscription Agreement between the Registrant and each subscriber in a private placement offering of units (5)

10.4 *	Split-Off Agreement between the Registrant and John Suk, dated as of October 19, 2009

10.5 *	General Release Agreement between the Registrant and John Suk, dated as of October 19, 2009

10.6	Asset Purchase Agreement, dated as of February 16, 2010, among the Registrant, Next Lithium Corp. and Next Lithium (Nevada) Corp. (6)

10.7
Option Agreement, dated October 30, 2009, among GeoXplor Corp. and the Registrant (as successor to Next Lithium Corp. and Next Lithium (Nevada) Corp.), relating to the CSV Placer Mineral Claims, LM Placer Mineral Claims and MW Placer Mineral Claims (6)

10.8	Option Agreement, dated October 30, 2009, among GeoXplor Corp. and the Registrant (as successor to Next Lithium Corp. and Next Lithium (Nevada) Corp.), relating to the BSV Placer Mineral Claims (6)

10.9	Amendment to CSV, LM and MW Option Agreement, dated as of February 16, 2010, among GeoXplor Corp. and the Registrant (as successor to Next Lithium Corp. and Next Lithium (Nevada) Corp.) (6)

10.10	Amendment to BSV Option Agreement, dated as of February 16, 2010, among GeoXplor Corp. and the Registrant (as successor to Next Lithium Corp. and Next Lithium (Nevada) Corp.) (6)

10.11
Consent to Assignment Agreement, dated as of February 16, 2010, among GeoXplor Corp., Next Lithium Corp., Next Lithium (Nevada) Corp. and the Registrant, relating to the CSV, LM and MW Option Agreement and the BSV Option Agreement (6)

10.12	Registration Rights Agreement, dated as of February 16, 2010, among the Registrant, Next Lithium Corp. and Next Lithium (Nevada) Corp. (6)

10.13	Escrow Agreement, dated as of February 16, 2010, among the Registrant, Next Lithium Corp., Next Lithium (Nevada) Corp. and Gottbetter & Partners, LLP, as escrow agent (6)

10.14 * †	Engagement Letter, dated January 7, 2010, between the Registrant and Marin Management Services, LLC

10.15 *	Assignment Agreement, dated as of March 12 , 2010, between Puna Lithium Corporation and the Registrant

10.16 *	Master Option Agreement, dated as of March 12, 2010, between Lacus Minerals S.A. and the Registrant

10.17 *	Share Purchase Agreement, dated as of March 12, 2010, among the Registrant, Beatriz Silvia Vasques Nístico and Daniel Boris Gordon

14.1	Code of Ethics (3)

21.1 *	List of Subsidiaries

*  Filed herewith

†  Management contract or compensatory plan or arrangement

(1)
Filed with the Securities and Exchange Commission on August 19, 2005 as an exhibit to the Registrant’s registration statement on Form SB-2 (SEC File No. 333-127703), which exhibit is incorporated herein by reference.

(2)	Filed with the Securities and Exchange Commission on July 29, 2008 as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

(3)	Filed with the Securities and Exchange Commission on September 25, 2009 as an exhibit to the Registrant’s annual report on Form 10-K, which exhibit is incorporated herein by reference.

(4)	Filed with the Securities and Exchange Commission on October 23, 2009 as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

(5)	Filed with the Securities and Exchange Commission on November 16, 2009 as an exhibit to the Registrant’s quarterly report on Form 10-Q, which exhibit is incorporated herein by reference.

(6)	Filed with the Securities and Exchange Commission on March 18, 2010 as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.